THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF CONNECTICUT (BRIDGEPORT)

______________________________________
In re:                                                                   )
                                                                            )     CHAPTER 7
                                                                            )     CASE NO. 99-51806
GANTOS, INC.                                                  )
                                                                            )
                                                                            )
                            Debtor                                    )     Re: Document Id. No. 754
_________________________________  )

ORDER GRANTING TRUSTEE'S MOTION FOR AUTHORITY TO SELL BY PRIVATE SALE A CERTAIN ASSET FREE AND CLEAR OF ALL LIENS, CLAIMS AND ENCUMBRANCES AND TO DISBURSE SUMS TO SECURED CREDITORS

This matter having been heard in Bridgeport, Connecticut on February 26, 2007 on the trustee's motion for authority to sell by private sale a certain asset free and clear of all liens, claims and encumbrances, the asset being comprised of the corporate shell of the debtor, Gantos, Inc. (the "Asset") and good cause appearing, and finding that: (a) the trustee has accepted the offer of Park Avenue Group, Inc. ("Park Avenue") to purchase the Asset for $________ ("Purchase Price") and the trustee has received the full purchase price from Park Avenue; (b) Park Avenue is a good faith purchaser within the meaning of 11 U.S.C. Section 363(m); (c) the trustee has given notice of the Asset sale pursuant to 11 U.S.C. Section 363 and all parties had until February 20, 2007 at 5:00 PM to make objections to the sale of the Asset to Park Avenue; and (d) no objections have been filed; therefore, it is ORDERED:

a. The purchase and sale agreement between the trustee and Park Avenue for the sale of the Asset free and clear of all liens, claims and encumbrances is approved;

b. Upon the closing of the sale, the existing officers and directors of the debtor, Gantos, Inc. are deemed removed from office, Park Avenue is authorized to appoint a new board of directors and the new board of directors is authorized to amend the articles of incorporation of the debtor, Gantos, Inc.

c. Pursuant to 11 U.S.C. Section 363(f)(2) and (5) the sale of the Asset is free and clear of all liens, claims and encumbrances. All valid liens, claims and encumbrances shall attach to the proceeds of the sale in the order provided by law.

d. The form of the Notice of Private Sale of Asset is approved.

e. The trustee is authorized to pay from the proceeds of the sale of the Asset all secured claims that are not disputed by the trustee and any undisputed amounts due the trustee pursuant to Section 506(c) of the Bankruptcy Code.

f. Park Avenue is a good faith purchaser of the Asset and is provided protection pursuant to 11 U.S.C. Section 363(m) of the Bankruptcy Code.

g. The Sale is "AS IS" and "WHERE IS" without any representations or warranties of any kind. Specifically excluded are WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Also specifically excluded are warranties as to the Asset's good standing, reinstatement of good standing, adequacy or timeliness of filing requirements (whether state or federal) or any other filing or compliance actions or the type or number of outstanding shares.

h. Any and all interest the bankruptcy estate may have in any real, personal, other property or causes of action of the Debtor, excluding the corporate shell, shall remain in the estate for further administration under the Bankruptcy Code.

i. The Trustee is authorized to disburse to Douglas R.Gooding, Attorney for Foothill Capital Corp. and Paragon Capital, LLC 50% of the $________ Purchase Price, being $17,500.00, as well as the sum of $213,108.82, representing the total of previously recovered funds to which the security interest of said creditors attaches.

Dated: February 27, 2007

BY THE COURT
/s/ Alan H. W. Shiff
United States Bankruptcy Judge